Exhibit 99.1

Avinger Reports Fourth Quarter 2019 Financial Results

26% Year-Over-Year Fourth Quarter Revenue Growth

Total Pantheris Revenue Increases 69%

Redwood City, Calif., March 5, 2020 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company marketing the first and only intravascular image-guided, catheter-based system for diagnosis and treatment of patients with Peripheral Artery Disease (PAD), today reported results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter and Recent Highlights

●	Increased revenue 26% year-over-year, to $2.6 million, driven by a 35% increase in catheter sales
●	Grew total Pantheris revenue by 69%, to $1.7 million, compared to the prior year quarter, and more than 10% compared to the third quarter
●	Added 7 new Lumivascular sites in the fourth quarter, bringing the total number of new accounts in the second half of 2019 to 14
●	Expanded Pantheris SV penetration with shipments to more than 50 accounts by year end, adding 19 new sites in the fourth quarter
●	Reported 36% gross margin, a 9-point improvement from prior year quarter
●	Received CE Marking for Ocelaris next-generation CTO crossing device and completed successful first cases in Europe
●	Initiated enrollment in the IMAGE-BTK clinical study, designed to evaluate the safety and effectiveness of Pantheris SV in the treatment of lesions below-the-knee
●	Announced publication of the SCAN clinical study showing that OCT imaging with Pantheris was statistically superior or equivalent to intravascular ultrasound (IVUS) on all parameters evaluated
●	Strengthened the board of directors with the addition of healthcare veteran Tamara Elias, MD
●	Added new capital to the balance sheet with completion of $4.5 million equity financing in January 2020

Jeff Soinski, Avinger’s President and CEO, commented, “In the fourth quarter, Avinger demonstrated strong market adoption for our Pantheris family of products with a 69% increase in Pantheris revenue and a 35% increase in total catheter sales over the prior year. Revenue growth continues to reflect broad-based increases in utilization, including cases from 7 new centers launched in the third quarter and an additional 7 new centers opened in the fourth quarter. With over 50 accounts placing orders for Pantheris SV by the end of the fourth quarter, we expect the addition of new sites and new catheter products to drive continued sales growth and utilization gains in 2020.

“Operational results also continued to improve, including gross margin of 36% in the fourth quarter, 9 points higher than the prior year quarter. Operating expenses reflect our continued investment in clinical studies and product development activity, primarily related to our Ocelaris image-guided CTO crossing device and acceleration of development of our next-generation Lightbox L300 imaging console. Fourth quarter expenses also reflect the expansion of our commercial team throughout the year, which we expect to be an important driver of revenue growth in 2020.

“In addition to the continued excitement around the launch of Pantheris SV, we received CE Marking and completed successful first cases in Europe with Ocelaris, our next generation CTO crossing device, in the fourth quarter. Based on the positive feedback from this initial clinical experience, we continue to aggressively advance the Ocelaris program and anticipate filing a 510(k) submission for U.S. pre-marketing clearance with the FDA in the second quarter. Pending FDA clearance, we are hopeful that Ocelaris will be available for launch and a contributor to our revenue growth in the second half of this year.

“We believe these results and our continued progress have positioned Avinger for further topline growth in 2020. In particular, we anticipate accelerating higher margin disposable sales while reducing our reliance on capital sales and legacy products. We are closely managing operating expenses with a goal of driving continued improvement in operating metrics throughout the year, a key part of our 2020 strategy.”

Fourth Quarter 2019 Financial Results

Total revenue was $2.6 million for the fourth quarter of 2019, an increase of 26% from the fourth quarter of 2018, driven by a 35% year-over-year increase in catheter sales. Revenue growth was offset by a decline in console sales, which were a larger contributor to revenue in 2018. We are focusing on expanding our sales of disposable products, which can generate higher margin at scale.

Gross margin for the fourth quarter of 2019 was 36%, a 9-point increase compared to the fourth quarter of 2018. The gross margin improvement was driven by increased sales of higher margin products and expanded production output. Operating expenses for the fourth quarter of 2019 were $5.9 million, a decrease of 10% from the fourth quarter of 2018, even as we have ramped our sales team throughout 2019, invested in clinical studies, and continued development of next generation products such as the Ocelaris CTO crossing device and Lightbox L300 imaging console.

Net loss and comprehensive loss for the fourth quarter of 2019 was $6.0 million.

Adjusted EBITDA, as defined under non-GAAP measures in this press release, was a loss of $4.1 million, an improvement of 9% compared to a loss of $4.5 million for the fourth quarter of 2018.

For more information regarding non-GAAP financial measures discussed in this press release, please see “Non-GAAP Financial Measures” below, as well as the reconciliation of GAAP to non-GAAP measures provided in the tables below.

Balance Sheet

Cash and cash equivalents totaled $10.9 million as of December 31, 2019, compared with $14.5 million as of September 30, 2019. On January 28, 2020, Avinger announced gross proceeds of $4.5 million from an underwritten public offering.

Conference Call

Avinger will hold a conference call today, March 5, 2020at 4:30pm ET to discuss its fourth quarter 2019 financial results.

Individuals interested in listening to the conference call may do so by dialing 844-369-8774 for domestic callers or +1-862-298-0844 for international callers. To listen to a live webcast, please visit http://www.avinger.com and select Investor Relations.

A replay of the call will be available beginning March 5, 2020 at approximately 7:30pm PT/ 10:30pm ET through March 12, 2020. To access the replay, dial +1-919-882-2331 and reference Conference ID: 33338. The webcast will also be available on Avinger's website following completion of the call at www.avinger.com.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first and only image-guided, catheter-based system for the diagnosis and treatment of patients with Peripheral Artery Disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our future performance, including relating to our expectations regarding further sales growth and utilization gains, our anticipated 510(k) submission timing, the anticipated launch of Ocelaris and continued improvement in operating metrics. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; our ability to demonstrate the benefits of our Lumivascular platform; the resource requirements related to Pantheris, Ocelaris and our Lightbox imaging console; the outcome of clinical trial results; potential exposure to third-party product liability, intellectual property and other litigation; lack of long-term data demonstrating the safety and efficacy of our Lumivascular platform products; experiences of high-volume users of our products may lead to better patient outcomes than those of physicians that are less proficient; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2019. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Non-GAAP Financial Measures

Avinger has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company uses these non-GAAP financial measures internally in analyzing its financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing the Company’s financial results with other companies in its industry, many of which present similar non-GAAP financial measures.

The presentation of these non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. A reconciliation of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

Adjusted EBITDA. Avinger defines Adjusted EBITDA as net loss and comprehensive loss plus interest expense, net, plus other income, net, plus stock-based compensation expense plus certain inventory charges plus certain depreciation and amortization expense. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures as analytical tools. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that Avinger excludes in its calculation of non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP results of operations. Avinger compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. In the future, the Company may also exclude other non-recurring expenses and other expenses that do not reflect the Company’s core business operating results.

Public Relations Contact:

Phil Preuss

VP of Marketing & Business Operations

Avinger, Inc.

(650) 241-7942

pr@avinger.com

Investor Contact:

Mark Weinswig
Chief Financial Officer
Avinger, Inc.
(650) 241-7916
ir@avinger.com

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com

Condensed Statements of Operations and Comprehensive Loss
(in thousands) (unaudited)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018

Revenue	$2,562	$2,410	$2,028	$9,131	$7,915
Cost of revenue	1,635	1,563	1,470	6,264	6,531
Gross profit	927	847	558	2,867	1,384

Operating expense
Research and development	1,572	1,371	1,669	5,692	6,009
Selling, general, and administrative	4,366	4,091	4,961	16,534	18,404
Total operating expense	5,938	5,462	6,630	22,226	24,413

Operating loss	(5,011)	(4,615)	(6,072)	(19,359)	(23,029)

Other income (expense), net:
Interest expense, net	(343)	(307)	(257)	(1,192)	(5,478)
Other income, net	233	299	239	1,101	949
Net loss and comprehensive loss	(5,121)	(4,623)	(6,090)	(19,450)	(27,558)
Accretion of preferred stock dividends	(895)	(895)	(836)	(3,580)	(2,918)
Deemed dividend on beneficial conversion feature	-	-	-	-	(5,216)
Net loss attributable to common stockholders	$(6,016)	$(5,518)	$(6,926)	$(23,030)	$(35,692)

Net loss per share attributable to common stockholders basic and diluted	$(0.58)	$(0.70)	$(3.11)	$(3.18)	$(33.42)

Weighted average common shares used to compute net loss per share, basic and diluted	10,354	7,900	2,229	7,239	1,068

Condensed Balance Sheets
(in thousands, except per share amounts) (unaudited)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$10,943	$16,410
Accounts receivable, net of allowance for doubtful accounts of $19 and $260 at December 31, 2019 and 2018, respectively	1,458	1,154
Inventories	3,912	3,422
Prepaid expenses and other current assets	311	635
Total current assets	16,624	21,621

Right of use asset	4,856	-
Property and equipment, net	1,661	2,078
Other assets	684	-
Total assets	$23,825	$23,699

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	$663	$1,148
Accrued compensation	1,782	1,197
Accrued expenses and other current liabilities	654	1,449
Leasehold liability	722	-
Borrowings	8,967	7,486
Preferred stock dividends payable	-	2,918
Total current liabilities	12,788	14,198

Leasehold liability	4,135	-
Other long-term liabilities	7	41
Total liabilities	16,930	14,239

Stockholders' equity:
Convertible preferred stock, par value $0.001	-	-
Common stock, par value $0.001	10	3
Additional paid-in capital	355,220	338,342
Accumulated deficit	(348,335)	(328,885)
Total stockholders' equity	6,895	9,460
Total liabilities and stockholders' equity	$23,825	$23,699

Reconciliation of Adjusted EBITDA to Net loss and comprehensive loss
(in thousands)
(unaudited)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018

Net loss and comprehensive loss	$(5,121)	$(4,623)	$(6,090)	$(19,450)	$(27,558)
Add: Interest expense, net	343	307	257	1,192	5,478
Add: Other income, net	(233)	(299)	(239)	(1,101)	(949)
Add: Stock-based compensation	559	523	1,052	2,091	3,080
Add: Certain inventory charges	92	-	-	92	528
Add: Certain depreciation and amortization charges	236	226	546	890	1,281
Adjusted EBITDA	$(4,124)	$(3,866)	$(4,474)	$(16,286)	$(18,140)